                                                                     EXHIBIT 2.1

                                                               EXECUTION VERSION






                            ASSET PURCHASE AGREEMENT

                                 by and between

                             THE LANCE FIELD COMPANY

                                 as the "Buyer",

                                       and

                              IGK INDUSTRIES, INC.

                                 as the "Seller"

                            Dated: December 22, 1999

                                TABLE OF CONTENTS

                                                                                    PAGE
                                                                                    ----
    ARTICLE 1     DEFINITIONS.........................................................1
         1.1      Defined Terms.......................................................1
         1.2      Other Defined Terms.................................................3

    ARTICLE 2     PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES..............3
         2.1      Purchase and Sale of Assets.........................................3
         2.2      Excluded Assets.....................................................4
         2.3      Transfer of Title to the Assets.....................................4
         2.4      Assumption of Certain Liabilities and Obligations...................4
         2.5      Excluded Liabilities................................................5

    ARTICLE 3     PURCHASE PRICE......................................................5
         3.1      Purchase Price......................................................5
         3.2      Payment of Purchase Price...........................................5
         3.3      Allocation of Purchase Price........................................5

    ARTICLE 4     CLOSING.............................................................5
         4.1      Closing.............................................................5
         4.2      Deliveries by Buyer at Closing......................................6
         4.3      Deliveries by Seller at Closing.....................................6

    ARTICLE 5     REPRESENTATIONS AND WARRANTIES OF SELLER............................7
         5.1      Organization; Authorization.........................................7
         5.2      Consents and Approvals..............................................7
         5.3      Title to Assets; Sufficiency of Assets..............................7
         5.4      Real Property.......................................................8
         5.5      Financial Statements................................................8
         5.6      Contracts...........................................................8
         5.7      Absence of Certain Changes or Events................................9
         5.8      Intellectual Property...............................................9
         5.9      Receivables.........................................................9
         5.10     Compliance With Laws................................................9
         5.11     Taxes...............................................................9
         5.12     Environmental Laws..................................................9
         5.13     Certain Regulatory Matters.........................................10
         5.14     Employee Benefits..................................................10
         5.15     No Brokers.........................................................10
         5.16     Year 2000..........................................................10



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
    ARTICLE 6     REPRESENTATIONS AND WARRANTIES OF BUYER ...........................10
         6.1      Authorization......................................................10
         6.2      Consents and Approvals.............................................10
         6.3      No Brokers.........................................................11

    ARTICLE 7     ADDITIONAL AGREEMENTS OF SELLER AND BUYER .........................11
         7.1      Further Assurances.................................................11
         7.2      Contract Manufacturer(s)...........................................11
         7.3      Employee Matters...................................................11
         7.4      Name Change........................................................11
         7.5      Accounts Receivable................................................11

    ARTICLE 8     INDEMNIFICATION....................................................12
         8.1      Survival of Representations; Limitations...........................12
         8.2      Indemnification by Seller..........................................12
         8.3      Indemnification by Buyer...........................................12

    ARTICLE 9     MISCELLANEOUS......................................................12
         9.1      Assignment.........................................................12
         9.2      Notices............................................................12
         9.3      Choice of Law......................................................13
         9.4      Entire Agreement; Amendments and Waivers...........................13
         9.5      Multiple Counterparts..............................................14
         9.6      Expenses...........................................................14
         9.7      Invalidity.........................................................14
         9.8      Publicity..........................................................14
         9.9      Cumulative Remedies................................................14

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement, dated as of December 22, 1999, is by and between The Lance Field Company, a Michigan corporation ("Buyer") and IGK Industries, Inc., a Michigan corporation ("Seller").

                                   BACKGROUND

         A. Seller is the owner of certain assets used in the manufacture and sale of custom printed circuit boards (collectively, the "Business").

         B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer substantially all of the assets of Seller used in the Business as more fully described herein and all on the terms and subject to the conditions set forth in this Agreement.

                                   AGREEMENTS

         NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending upon the reference.

                  "Business" shall have the meaning set forth in paragraph A above.

                  "Contract" shall mean any of the agreements, contracts, leases, purchase orders, letters of credit, undertakings, covenants not to compete, licenses, instruments, obligations, commitments, policies, quotations and other executory commitments to which Seller is a party with respect to the Business, which any of the Acquired Assets are subject or which are necessary to operate the Business, whether oral or written, express or implied.

                  "Damages" shall mean any and all costs, losses, liabilities, damages, claims and expenses, including reasonable attorneys' fees.

                  "Encumbrances" shall mean any claim, lien, pledge, option, charge, security interest, deed of trust, restriction, conditional sales agreement, encumbrance or other rights of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "Environmental Laws" shall mean any and all federal, state or local laws relating to environmental pollution, contamination or other impairment, any hazardous or other toxic substances, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, products, and recycled materials, which shall include, but not be limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Toxic Substance Control Act, regulations, ordinances, codes, rules, policies, guidelines and other governmental restrictions and requirements of the Environmental Protection Agency, state governmental authorities, and local governmental authorities.

                  "Intellectual Property" shall mean all intellectual property relating to the Business, including all (a) patents, patent applications and patent rights to inventions, patent and/or technology licenses and immunity from suit agreements between Seller and third parties, (b) drawings, processes, products, apparatus, formulae, packaging rights, trade secrets, know-how, discoveries, together with all reissuances, continuations, revisions, extensions and examinations thereof, technology, inventions and conceptions of inventions and technologies or processes under development and design, blueprints, manufacturing, engineering and other technical information, and all related notebooks, records, reports and data, (c) trademarks, trade names, service marks, and copyrights and registrations and applications therefor, (d) the goodwill associated with registered and non-registered trademarks and service marks, (e) all software, software documentation, software licenses and mask works, and (f) any rights as Seller may have to sue for infringement of or interference with the Intellectual Property.

                  "Material Adverse Effect" shall mean a material adverse effect on the financial condition, business, earnings, results of operations, assets, liabilities, or operations of the Business.

                  "Permits" shall mean all franchises, licenses, permits, consents, rights, applications, filings, registrations, orders, approvals, waivers, notices, declarations and other governmental authorizations.

                  "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, labor union or other entity or governmental body.

                  "Receivables" shall be defined as in the Michigan Uniform Commercial Code; provided, however, Receivables shall not include Receivables due Seller from Interface Systems, Inc.



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                  "Related Agreements" shall mean all agreements entered into in connection with this Agreement, including the Bill of Sale, Assumption
Agreement, and the Note (as hereinafter defined).

         1.2 Other Defined Terms. In addition to the terms defined in the Background Section to this Agreement and Section 1.1 hereof, the following terms shall have the meanings defined for such terms in the Sections set forth below:

         Term                                                               Section
         ----                                                               -------
         Acquired Assets....................................................   2.1
         Assumed Liabilities................................................   2.5
         Closing............................................................   4.1
         Closing Date.......................................................   4.1
         Excluded Assets....................................................   2.2
         Excluded Liabilities...............................................   2.5
         Financial Statements...............................................   5.5
         Real Property......................................................   2.1

                                    ARTICLE 2

                  PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

         2.1 Purchase and Sale of Assets. Subject to the terms and conditions contained herein, at the Closing, Seller will cause Interface Systems, Inc. to sell, convey, transfer, assign and deliver to L & D Capital Holdings, L.L.C., a Michigan limited liability company and an affiliate of Buyer ("L & D"), and L & D will purchase and accept from Interface Systems, Inc., the real property located at 7232 Jackson Road, Ann Arbor, Michigan 48103, and the building and all fixtures, easements, rights of way and improvements thereon (the "Real Property") and all of Seller's right, title and interest in and to the following assets, properties and rights which are used in the conduct of the Business, free and clear of all Encumbrances (the "Acquired Assets"):

                  (a) cash balances, cash equivalents and investment accounts of Seller, including amounts held on deposit in all savings, checkings, and money market accounts, as listed on Schedule 2.1(a);

                  (b) all prepayments, accounts receivable, chattel paper (other than "intercompany receivables" due from Interface Systems, Inc.) and other items of a similar nature;

                  (c) all right, title and interest of Seller in the Contracts;



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                  (d) all tangible personal property, including, without
limitation, inventory (including raw materials, work in process, finished goods and similar items), manufactured and purchased parts, machinery, furniture, equipment, tools, office furnishings and supplies;

                  (e) all right, title and interest of Seller in the Intellectual Property;

                  (f) all records or lists pertaining to Seller's customers, suppliers, advertisers, promotional materials, sales, service, delivery, employees and/or operations;

                  (g) all right, title and interest of Seller in any Permits;
and

                  (h) the name "IGK Industries, Inc." or any combination or variation of such name.

         2.2 Excluded Assets. There shall be excluded from the Acquired Assets and Seller shall retain all assets not expressly set forth in Section 2.1 (the "Excluded Assets"), including without limitation, the following:

                  (a) minute books, stock records, tax returns, and similar corporate records of Seller; and

                  (b) the assets, properties or rights set forth on Schedule 2.2(b).

         2.3 Transfer of Title to the Assets.

                  (a) Seller will sell, assign, convey, transfer and deliver the Acquired Assets to Buyer at the Closing by means of deeds, bills of sale, assignments, endorsements and certificates, and such other instruments of transfer and conveyance as will be necessary or appropriate to vest good and marketable title to the Acquired Assets in Buyer, free and clear of any Encumbrances.

                  (b) Seller will pay title insurance costs and any and all transfer taxes or similar duties, fees, etc. in connection with the transfer described in Section 2.3(a) (including any and all real estate transfer taxes in connection with the transfer of the Real Property).

                  (c) Buyer will pay any and all recording fees in connection with the transfer of the Real Property.

         2.4 Assumption of Certain Liabilities and Obligations. Subject to the terms and conditions contained herein, Buyer will not assume any liabilities or obligations of Seller, except those liabilities and obligations under the Contracts arising on and after the Closing Date and all current liabilities, including accounts payable and accrued expenses, existing on and after the Closing Date (the "Assumed Liabilities"). The assumption by Buyer of the Assumed Liabilities and the transfer thereof by Seller, shall in no way expand the rights or remedies of any third party against Buyer as compared to the rights and remedies which such third party would have had against Seller



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

had Buyer not assumed such liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

         2.5 Excluded Liabilities. Subject to Section 8.1, and except to the extent of the Assumed Liabilities, Seller will, without any responsibility or liability of, or recourse to Buyer absolutely and irrevocably retain and be solely responsible for any and all liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured of Seller arising out of the ownership, use or possession of the Acquired Assets, or the operation or conduct of the Business, prior to the Closing Date (the "Excluded Liabilities").


                                    ARTICLE 3

                                 PURCHASE PRICE

         3.1 Purchase Price. Subject to the terms and conditions contained herein, in consideration for the sale and transfer of the Acquired Assets pursuant to Section 2.1(a) hereof, Buyer shall pay an aggregate purchase price of One Million Four Hundred Fifty Thousand Dollars ($1,450,000) (the "Purchase Price").

         3.2 Payment of Purchase Price. At the Closing, Buyer shall pay to Seller, an initial payment of One Million One Hundred Thousand Dollars ($1,100,000) (the "Initial Payment") by wire transfer to an account designated by Seller. The balance of the Purchase Price shall be paid by Buyer in accordance with the terms of the Note, the form of which is attached hereto as Exhibit A.

         3.3 Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Acquired Assets as set forth on Schedule 3.3. Seller and Buyer will mutually agree to this allocation and the information which will be reported on Form 8594, or on such other form or statement as may be required by law. Seller and Buyer will adhere to such allocation for all purposes required under applicable laws in any tax returns filed by them subsequent to the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Acquired Assets and the determination by Buyer of its tax basis with respect to the Acquired Assets.


                                    ARTICLE 4

                                     CLOSING

         4.1 Closing. Upon the terms set forth herein, the closing of the transactions contemplated herein (the "Closing") shall be held at 2:00 p.m. local time on December 22, 1999 (the "Closing Date") at the offices of Dykema Gossett PLLC, 315 East Eisenhower Parkway, Suite 100, Ann



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Arbor, Michigan 48108, unless the parties hereto otherwise agree.

         4.2 Deliveries by Buyer at Closing. As of the Closing Date, Buyer shall make all of the following deliveries to Seller:

                  (a) Payment of Initial Payment Price. Buyer shall pay to Seller the Initial Payment as provided in Section 3.2 hereof.

                  (b) Note. Buyer shall deliver a duly executed Note providing for the payment of Three Hundred Fifty Thousand Dollars ($350,000) from Buyer to Seller at an annual interest rate of 9.25% on $250,000 of the principal amount in the form of Exhibit A (the "Note").

                  (c) Bill of Sale. Buyer shall deliver a duly executed assignment and bill of sale providing for the transfer of the Acquired Assets to Buyer in the form of Exhibit B (the "Bill of Sale").

                  (d) Assumption Agreement. Buyer shall deliver a duly executed assumption agreement providing for the assumption by Buyer of the Assumed Liabilities in the form of Exhibit C (the "Assumption Agreement").

                  (e) Subordination Agreement. Buyer shall deliver a duly executed subordination agreement in the form of Exhibit E (the "Subordination Agreement").

                  (f) Noncompetition Agreement. Buyer shall deliver a duly executed noncompetition agreement in the form of Exhibit F (the "Noncompetition Agreement").

                  (g) MESC. Buyer shall deliver a duly executed Form UA 1027.

                  (h) Commitment Letter. Buyer shall deliver a commitment letter from Huntington Financial in form and substance satisfactory to the Seller.

         4.3 Deliveries by Seller at Closing. As of the Closing Date, Seller shall make all of the following deliveries to Buyer:

                  (a) Bill of Sale. Seller shall deliver a duly executed Bill of Sale.

                  (b) Limited Warranty Deed. Seller shall deliver a duly executed Limited Warranty Deed providing for the transfer of the Real Property from Interface Systems, Inc. to Buyer in the form of Exhibit D (the "Limited Warranty Deed").

                  (c) Other Assignment Agreements. Seller shall delivery duly executed instruments of conveyance, transfer and assignment as may be required to transfer to Buyer all of the

Sellers' right, title and interest in the Acquired Assets, each in a form and substance reasonably acceptable to Buyer.

                  (d) Assumption Agreement. Seller shall deliver a duly executed Assumption Agreement.

                  (e) Subordination Agreement. Seller shall deliver a duly executed Subordination Agreement.

                  (f) Noncompetition Agreement. Interface Systems, Inc. shall deliver a duly executed Noncompetition Agreement.

                  (g) MESC. Seller shall deliver a duly executed Form UA 1027.


                                    ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer that the following representations and warranties are as of the date hereof true and correct:

         5.1 Organization; Authorization. Seller is duly organized, validly existing and in good standing under the laws of the State of Michigan and has full corporate power and authority to conduct its business as it is presently being conducted. Seller has all necessary corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and the Related Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and the Related Agreements have each been duly executed and delivered by Seller and each is a legal, valid and binding obligation of Seller, enforceable against it in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and
(ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         5.2 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the applicable Related Agreements and the consummation of the transactions contemplated hereby and thereby.

         5.3 Title to Assets; Sufficiency of Assets. Schedule 5.3 sets forth a true, correct and complete list of all fixed assets as of November 30, 1999 material to the Business, including a



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description and the book value (net of historical purchase accounting adjustments) net of accumulated depreciation on an aggregate basis with respect to such fixed assets. Seller has good title to all of the Acquired Assets, free and clear of all Encumbrances. The Acquired Assets include all assets material to the Business as the Business was conducted immediately prior to the execution of this Agreement.

         5.4 Real Property. Except as set forth on Schedule 5.4, all buildings, structures and improvements located on, fixtures contain in, and appurtenances attached to the Real Property conform, in all material respects, to all applicable federal, state and local laws, regulations and ordinances. Real property taxes shall be prorated on a due date basis.

         5.5 Financial Statements. Attached hereto as Schedule 5.5 are copies of Seller's balance sheets at and income statements for fiscal year ended September 30, 1999 and for the months ended October 31 and November 30, 1999 (the "Financial Statements"). The Financial Statements fairly and accurately present, in all material respects, the financial position of Seller as of the respective dates thereof and the results of operations for the periods then ended (subject to normal year-end adjustments).

         5.6 Contracts. Seller has delivered to Buyer a correct and complete copy of each material Contract to which Seller is party with respect to the Business and Real Property and has provided to Buyer a written summary of any oral material Contracts to which Seller is a party with respect to the Business, including:

                  (a) All loan agreements, indentures, mortgages and guaranties by which the Assets are bound;

                  (b) All pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements relating to any of the Assets to which Seller is a party or by which any of the Assets are bound;

                  (c) All independent contractor and consulting agreements and noncompetition agreements;

                  (d) All material sales agreements, service agreements and customer contracts to which Seller is a party relating to the Business;

                  (e) All agency, distributor, sales representative and similar agreements to which Seller is a party; and

                  (f) All return policies and warranties relating to products or services provided by Seller as the same are currently in effect.

To the best knowledge of Seller, each such Contract is valid and binding and Seller is not in default in any material respect.

         5.7 Absence of Certain Changes or Events. Since November 30, 1999, there has not been any: (a) change in the financial condition or results of operations of the Business, other than any such changes that have not yet had and could not reasonably be expected to have a Material Adverse Effect; (b) sale, lease, assignment or transfer of any of the Acquired Assets, except in the ordinary course of business consistent with past practice and not individually or in the aggregate material to Seller; or (c) other event or condition of any character that in any one case or in the aggregate has a Material Adverse Effect, or any event or condition known to Seller that it is reasonable to expect could, in any one case or in the aggregate, have a Material Adverse Effect in the future.

         5.8 Intellectual Property. Seller owns or possesses adequate licenses or other rights to use all Intellectual Property currently used in the Business and has taken all reasonably necessary or appropriate action to protect the Intellectual Property. All such Intellectual Property are assignable to Buyer, free and clear of any Encumbrances. Seller has not received notice that any product, invention, or method used by Seller in the Business or the use by Seller of the Intellectual Property Rights is interfering with, infringing upon or otherwise violating the rights of any third party in or to such Intellectual Property, and no proceedings have been instituted against or notices received by Seller alleging that any product, invention, or method used by Seller in the Business or Seller's use or proposed use of any Intellectual Property infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property.

         5.9 Receivables. The Receivables are the result of bona fide sales or other transactions. Seller knows of no reason why the Receivables will not be paid in full as they come due, except to the extent that a reserve against the possible uncollectibility of the Receivables has been established and is reflected on the Financial Statements.

         5.10 Compliance With Laws. Seller is and has been in compliance in all material respects with all laws, orders, regulations, rules, decrees and ordinances affecting the Business or the Acquired Assets, except where such noncompliance would not have a Material Adverse Effect.

         5.11 Taxes. To the best knowledge of the Seller, Seller has filed all tax returns it was required to file and has paid all taxes (including unemployment insurance contributions, FICA, Medicare and penalties) required to be paid prior to the Closing Date. Seller has received no notice of any tax deficiency against it, nor has it executed any waiver of any statute of limitations on the assessment or collection of any tax or executed or filed with the Internal Revenue Service or any other taxing authority any agreement now in effect extending the period for assessment or collection of any taxes, which in any case could have a Material Adverse Effect. There are no tax liens upon, pending against or, to the best knowledge of Seller, threatened against any Assets.

         5.12 Environmental Laws. Seller is and has been in compliance in all material respects with all Environmental Laws. Seller has not received any notice of any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or response actions or for compensation alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law, against Seller. 5.13 Certain Regulatory Matters. There are no proceedings, investigations pending or to Seller's knowledge threatened before any domestic or foreign court or any administrative, governmental or regulatory body (including without limitation those in which any of the following matters is being considered) which could reasonably be expected to have a Material Adverse Effect, nor has Seller received written notice or inquiry from any such body.

         5.14 Employee Benefits. Seller does not maintain or contribute to any employee benefit plan or compensation arrangement, but expects to have a 401(k) in place prior to January 1, 2000.

         5.15 No Brokers. Seller has not and will not have nay obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         5.16 Year 2000. Seller is installing the Quick Books accounting package and the Bacon Job Trac system. The Seller expects both Quick Books and Bacon Job Trac to be operational by December 31, 1999.


                                    ARTICLE 6

                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller that the following representations and warranties are true and correct:

         6.1 Authorization. Buyer and L & D are duly organized, validly existing and in good standing under the laws of the State of Michigan and each has full corporate and limited liability company, as the case may be, power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder, and no proceedings on the part of Buyer or L & D are necessary to authorize this Agreement and the Related Agreements and the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have each been duly executed and delivered by Buyer and each is a legal, valid and binding obligation of Buyer and L & D, enforceable against each of them in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         6.2 Consents and Approvals. No notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person, is required to be made or obtained by Buyer or L & D in connection with the execution, delivery and performance of this Agreement and the applicable Related Agreements and the consummation of the transactions contemplated hereby and thereby.

         6.3 No Brokers. Buyer has not and will not have any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.


                                    ARTICLE 7

                   ADDITIONAL AGREEMENTS OF SELLER AND BUYER

         Seller and Buyer covenant and agree as follows:

         7.1 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, after the Closing, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection with the foregoing.

         7.2 Contract Manufacturer(s). For a period of three years beginning on the date hereof, Seller agrees to cause Interface Systems, Inc. to use its best efforts to require contract manufacturer(s) of circuit boards to purchase circuit boards from Buyer provided that the prices and quality of such circuit boards are competitive with the industry standard.

         7.3 Employee Matters. Buyer agrees to extend an offer of employment to each employee of Seller. Each such offer of employment shall be for a job of a similar nature to that being performed prior to such offer at the current base rate of pay for such employee and with benefits under Seller's employee benefit plans. Buyer shall assume all of Seller's employee benefit plans on and as of January 1, 2000.

         7.4 Name Change. Promptly after the Closing, Seller shall amend its articles of incorporation to change its name to any name not similar to "IGK Industries, Inc."

         7.5 Accounts Receivable. After the Closing, Seller shall promptly notify and transfer to Buyer any cash, checks or other property that Seller may receive on or after the Closing Date which property belongs to Buyer.


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

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1 Survival of Representations; Limitations.

                  (a) All of the representations and warranties made by Seller and Buyer in this Agreement or in any attachment, exhibit, schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of eighteen (18) months after the Closing.

                  (b) Notwithstanding anything herein to the contrary, Buyer shall not be entitled to any indemnification pursuant to Section 8.2 unless and until Damages exceed $75,000 (the "Damage Basket"), in which case Buyer shall be entitled to indemnity for all Damages incurred by Buyer pursuant to Section 8.2.

         8.2 Indemnification by Seller. Seller shall indemnify and hold harmless Buyer and its successors and assigns from and against any and all Damages incurred by Buyer arising out of or resulting from any breach of or inaccuracy in any representation or warranty made by Seller or any breach of any covenant of Seller set forth herein.

         8.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and its successors and assigns from and against any and all Damages incurred by Seller arising out of or resulting from any breach of or inaccuracy in any representation or warranty made by Buyer or any breach of any covenant of Buyer set forth herein.


                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:



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

                  If to Buyer, addressed to:

                           The Lance Field Company
                           7273 Brass Creek Drive
                           Dexter, MI  48130
                           Attn:  Lance Field
                           Fax:  (734) 663-0760

                  With a copy to:

                           Charles Groh, Esq.
                           214 South Main Street
                           Suite 212
                           Ann Arbor, MI  48104
                           Fax:  (734) 663-0760

                  If to Seller, addressed to:

                           Interface Systems, Inc.
                           5855 Interface Drive
                           Ann Arbor, MI  48103
                           Attention:  Brian Brooks
                           Fax:  (734) 769-1047

                  with a copy to:

                           Dykema Gossett PLLC
                           400 Renaissance Center
                           Detroit, MI  48243
                           Attention:  Aleksandra A. Miziolek
                           Fax: (313) 568-6832

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

         9.3 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of Michigan without reference to its choice of law provisions.

         9.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by



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an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         9.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.6 Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect whether or not the Closing occurs.

         9.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         9.8 Publicity. Buyer and Seller shall not, without the written approval of the other, make any press release or other public announcement concerning, or discuss with third parties the details (financial or otherwise) of the transactions contemplated by this Agreement, except as and to the extent that such parties shall be so obligated by law or regulation, in which case the other shall be advised and such parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

         9.9 Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                     BUYER:

                                     THE LANCE FIELD COMPANY


                                     By:  /s/ Lance M. Field
                                          ------------------------------
                                          Lance M. Field, President


                                     SELLER:

                                     IGK INDUSTRIES, INC.


                                     By:  /s/ Brian D. Brooks
                                          ------------------------------
                                          Chief Financial Officer



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